EXHIBIT 10.1

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2006

U.S. DOLLARS IN THOUSANDS

UNAUDITED

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	December 31, 2005	June 30, 2006
		Unaudited

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$8,200	$7,219
Marketable securities	1,805	2,307
Trade receivables (net of allowance for doubtful accounts of $ 412 and $ 391 at December 31, 2005 and June 30, 2006, respectively)	6,802	7,770
Other accounts receivable and prepaid expenses	622	1,111

Total current assets	17,429	18,407

LONG-TERM ASSETS:
Severance pay fund	654	604
Long-term deposits	135	68
Property and equipment, net	577	557
Other intangible assets, net	1,100	950
Goodwill	465	465

Total long-term assets	2,931	2,644

Total assets	$20,360	$21,051

The accompanying notes are an integral part of the consolidated financial statements.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share and per share data)

	December 31, 2005	June 30, 2006
		Unaudited

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Short-term bank loans	$2,179	$1,988
Trade payables	900	446
Accrued expenses and other accounts payable	2,213	2,888

Total current liabilities	5,292	5,322

ACCRUED SEVERANCE PAY	850	919

SHAREHOLDERS' EQUITY:
Share capital -
Ordinary shares of NIS 0.04 par value -
Authorized: 125,000,000 shares at December 31, 2005 and June 30, 2006;
Issued and outstanding: 8,777,366 and 8,826,366 shares at December 31,
2005 and June 30, 2006, respectively	97	97
Additional paid-in capital	29,561	29,686
Accumulated deficit	(15,440)	(14,973)

Total shareholders' equity	14,218	14,810

Total liabilities and shareholders' equity	$20,360	$21,051

The accompanying notes are an integral part of the consolidated financial statements.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands (except share and per share data)

	Year ended December 31, 2005	Six months ended June 30,
		2005	2006
		Unaudited

Revenues:
Products	$9,888	$4,471	$5,875
Services	6,932	3,529	3,599

Total revenues	16,820	8,000	9,474

Cost of revenues:
Products	3,363	1,057	1,151
Services	3,400	2,230	2,444

Total cost of revenues	6,763	3,287	3,595

Gross profit	10,057	4,713	5,879

Operating costs and expenses:
Research and development	1,312	644	884
Selling and marketing	5,396	2,755	3,171
General and administrative	3,470	1,701	1,576
Liquidated damages related to September 2004 investment	164	164	-

Total operating costs and expenses	10,342	5,264	5,631

Operating income (loss)	(285)	(551)	248
Financial income (expenses), net	(146)	(141)	227

Income (loss) before taxes on income	(431)	(692)	475
Taxes on income	30	-	8

Net income (loss)	$(461)	$(692)	$467

Basic and diluted net earnings (loss) per share	$(0.05)	$(0.08)	$0.05

Weighted average number of shares used in the computation of basic
net earnings (loss) per share	8,764,222	8,755,169	8,806,714

Weighted average number of shares used in the computation of diluted net earnings (loss) per share	8,764,222	8,755,169	8,993,278

The accompanying notes are an integral part of the consolidated financial statements.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

U.S. dollars in thousands

	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Comprehensive income (loss)	Total

Balance at January 1, 2005	$97	$29,579	$(2)	$(14,979)		$14,695

Net unrealized gains on
available-for-sale securities	-	-	2	-	$2	2
Net loss	-	-	-	(461)	(461)	(461)

Comprehensive loss					$(459)

Issuance expenses	-	(77)	-	-		(77)
Exercise of stock options	*) -	15	-	-		15
Employee stock-based compensation related to acceleration of vesting	-	44	-	-		44

Balance at December 31, 2005	97	29,561	-	(15,440)		14,218

Net income	-	-	-	467	$467	467

Comprehensive income					$467

Exercise of stock options	(* -	85	-	-		85
Employee stock-based
compensation	-	40	-	-		40

Balance at June 30, 2006 (unaudited)	$97	$29,686	$-	$(14,973)		$14,810

*)     Represents an amount lower than $ 1.

The accompanying notes are an integral part of the consolidated financial statements.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31, 2005	Six months ended June 30,
		2005	2006
		Unaudited

Cash flows from operating activities:

Net income (loss)	$(461)	$(692)	$467
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock-compensation due to acceleration of vesting	44	-	-
Stock based compensation	-	-	40
Interest on short-term bank loans	3	-	-
Depreciation and amortization	524	264	261
Accrued severance pay, net	10	(10)	119
Gain from marketable securities, net	(3)	(3)	(2)
Increase in trade receivables, net	(1,261)	(952)	(968)
Increase in other accounts receivable and prepaid expenses	(56)	(143)	(489)
Increase (decrease) in trade payables	495	241	(454)
Increase in accrued expenses and other accounts payable	284	225	870

Net cash used in operating activities	(421)	(1,070)	(156)

Cash flows from investing activities:

Payment of accrued expenses on account of acquisition	(73)	(73)	(114)
Purchase of property and equipment	(164)	(91)	(91)
Proceeds from sale of marketable securities	279	279	-
Purchase of marketable securities	(1,800)	(1,500)	(500)
Decrease in long-term deposits	12	3	67

Net cash used in investing activities	(1,746)	(1,382)	(638)

Cash flows from financing activities:

Proceeds from exercise of stock options	15	6	85
Increase (decrease) in short-term bank loans, net	469	689	(191)
Payment of accrued issuance expenses	(253)	(253)	(81)

Net cash provided by (used in) financing activities	231	442	(187)

Decrease in cash and cash equivalents	(1,936)	(2,010)	(981)
Cash and cash equivalents at the beginning of the period	10,136	10,136	8,200

Cash and cash equivalents at the end of the period	$8,200	$8,126	$7,219

The accompanying notes are an integral part of the consolidated financial statements.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31, 2005	Six months ended June 30,
		2005	2006
		Unaudited

Supplemental disclosure of cash flows activity:

Cash paid during the period for:

Interest	$97	$42	$45

Non-cash activity:

Accrued issuance expenses	$77	$77	$-

The accompanying notes are an integral part of the consolidated financial statements.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1:	–	GENERAL

a.	Business and organization:

Top Image Systems Ltd. (“TIS” or “the Company”) is engaged in the development and marketing of a variety of information recognition systems and technologies and automated document capture solutions for the most efficient flow of information within and between organizations. The Company’s software minimizes the need for manual data entry by automatically capturing, reading, understanding, identifying, processing, classifying and routing the information contained in documents, increasing data capture accuracy and the rate of information processing. The Company’s shares are traded on the National Association of Securities Dealers’ Quotation System (“NASDAQ”) in the United States.

For information regarding the principal customers of the Company, see Note 4b.

b.	The Company’s marketing and sales activities are conducted through its wholly-owned subsidiaries in the U.S., U.K, Germany and Japan.

NOTE 2:	–	SIGNIFICANT ACCOUNTING POLICIES

Except as describe in Note 5 The significant accounting policies applied in the annual financial statements of the Company as of December 31, 2005, are applied consistently in these financial statements.

Impact of recently issued accounting standards:

In June 2006, the Financial Accounting Standards Board issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also requires de-recognition of income tax assets and liabilities, and provides guidance on classification of current and deferred income tax assets and liabilities, interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. This Interpretation is effective as of January 1, 2007. We are currently evaluating the impact of FIN 48 on our financial statements.

NOTE 3:	–	UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 4:	–	GEOGRAPHICAL INFORMATION

a.	Business segment, geographical areas and foreign operations:

The Company manages its business on the basis of one reportable segment (see Note 1 for a brief description of the Company’s business). The Company’s business is divided into the following geographic areas: Europe, the Americas, Far East, Israel and other regions.

Total revenues are attributed to geographic areas based on the location of the customer.

b.	Geographic information:

	Year ended December 31, 2005	Six month ended June 30,
		2005	2006
		Unaudited

Product sales:
Israel	$60	$60	$2
Far East (excluding Japan)	2,020	366	834
Europe	5,604	2,663	3,376
North America	734	402	508
South America	210	280	45
Africa	512	190	240
Japan	748	510	870

	9,888	4,471	5,875

Service revenues:
Israel	78	58	5
Far East (excluding Japan)	375	193	307
Europe	3,396	1,756	1,958
North America	868	399	467
South America	15	15	7
Africa	53	20	44
Japan	2,147	1,088	811

	6,932	3,529	3,599

Total revenues	$16,820	$8,000	$9,474

Sales to single customers exceeding 10% of
revenues:

Customer A	10%	*) -	*) -

Customer B	*) -	*) -	10%

*)	Less than 10%

The Company’s substantial long-lived assets are located in Israel.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 5:	–	STOCK-BASED COMPENSATION

Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standard (SFAS) No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), which requires the Company to measure all employee stock-based compensation awards using a fair value method and record the related expense in the financial statements. The Company used the Black-Scholes option pricing model. The Company elected to use the modified prospective method of adoption which requires that compensation expense be recorded in the financial statements over the expected requisite service period for any new options granted after the adoption of SFAS 123(R) as well as for existing awards for which the requisite service has not been rendered as of the date of adoption and requires that prior periods not be restated.

A summary of the activity in options granted to purchase the Company’s Ordinary shares under the Company’s stock option plans is as follows:

	Six months ended June 30, 2006 (unaudited)
	Number of options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value

Outstanding at the beginning of
the period	822,000	$2.65
Granted	46,400	$2.83
Exercised	49,000	$1.75
Forfeited	-	-

Outstanding at the end of the
period	819,400	$2.71	7.83	$42,688

Number of options exercisable as of June 30, 2006	712,591	$2.74	7.17	$42,688

Vested and expected to vest	786,552	$2.7	5.29	$29,028

The weighted-average fair value per share of the options granted during the six months ended June 30, 2006 and 2005 was $ 2.83 and $ 2.92, respectively. The exercise prices of such options were equal to the market price of the Company’s Ordinary shares on the date of the respective option grants.

The Company recognizes compensation expenses for the value of its awards, which have graded vesting based on the straight line method over the requisite service period of each of the awards, net of estimated forfeitures. Estimated forfeitures are based on actual historical pre-vesting forfeitures.

The total stock-based compensation charge included in the consolidated statement of operations for the six months ended June 30, 2006 was in the total amount of $ 40 and was recorded in general and administrative expenses.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 5:	–	STOCK-BASED COMPENSATION (Cont.)

Under SFAS 123(R), the charge has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123(R). The fair value for these options was estimated on the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

Six months ended June 30, 2006
(unaudited)

Dividend yield	-
Expected volatility	84%
Risk-free interest rate	5%
Expected forfeiture	32.3%
Expected life	2.5 years

As of June 30, 2006, there was a balance of $ 53 of unrecognized compensation expense related to non-vested awards. The impact on both basic and diluted net loss per share for the six months ended June 30, 2006 was $ 0.005.

The Company issues stock options to its employees and a director which provide the right to purchase shares pursuant to approved stock option plans. Prior to the adoption of SFAS 123(R), the Company elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Options Issued to Employees” (“APB No. 25”) and related interpretations (collectively “APB No. 25”), in accounting for its stock option plans. Under APB No. 25, when the exercise price of an employee stock option is less than the market price of the underlying shares on the date of grant, compensation expense is recognized. All options granted under these plans had an exercise price equal to the fair market value of the underlying Ordinary shares on the date of grant.

TOP IMAGE SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 5:	–	STOCK-BASED COMPENSATION (Cont.)

The following table illustrates the pro forma effect on net loss and net loss per share for the six-month period ended June 30, 2005, had the Company applied the fair value recognition provisions of SFAS No. 123 as expenses:

	Six months ended June 30, 2005
	(unaudited)

Net loss as reported	$(692)
Deduct: total stock-based employee compensation expense determined under fair value based
method for all awards	(96)

Pro forma net loss	$(788)

Net loss per share:
Basic and diluted as reported	$(0.0	8)

Basic and diluted pro forma	$(0.0	9)

The fair value for these options was estimated on the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 3.25%; dividend yield of 0%; volatility factor of 36% and a weighted average expected life of the options of 4 years.

SELECTED FINANCIAL DATA

        The following selected consolidated financial data as of, and for the years ended, December 31, 2001, 2002, 2003, 2004 and 2005 have been derived from, and should be read in conjunction with, the Company’s audited consolidated financial statements, related notes and other financial information included in the Company’s annual reports on Form 20-F previously filed with the Securities and Exchange Commission. The selected consolidated financial data as of, and for the six months ended, June 30, 2006 have been derived from, and should be read in conjunction with, the Company’s unaudited consolidated financial statements, related notes and other financial information included elsewhere in this report. The selected consolidated financial data should also be read in conjunction with and are qualified by reference to “Operating and Financial Review and Prospects” included in the applicable annual reports and elsewhere in this report.

1

	Year Ended December 31					Six-month period ended June 30,
	2001	2002	2003	2004	2005	2006
	In US$ except for weighted average number of shares data

Statement of Operations Data under U.S. GAAP:
Revenues	$11,959	$7,799	$8,319	$11,178	$16,820	$9,474
Cost of revenues	3,072	3,005	2,340	3,472	6,763	3,595
Gross profit	8,887	4,794	5,979	7,706	10,057	5,879
Research and development, net	2,199	1,340	863	929	1,312	884
Selling, administrative and general	9,801	7,465	5,819	7,123	9,030	4,747
Financial expense (income), net	(287)	(187)	(109)	(178)	146	227
Other (income) expense	(34)	4	-	-	-	-
Taxes on Income					30	8
Net income (loss)	(2,792)	(3,828)	(594)	(168)	(461)	467

Net basic and dilutive income (loss) per share	$(0.458)	$(0.627)	$(0.11)	$(0.024)	$(0.053)	$0.05

Weighted average number of shares
outstanding for basic
net earnings (loss) per share	6,098,890	6,098,890	6,102,496	6,905,559	8,764,222	8,806,714

Weighted average number of shares outstanding for dilutive net earnings (loss) per share	6,098,890	6,098,890	6,102,496	6,905,559	8,764,222	8,993,278

	As of December 31					As of June 30,
	2001	2002	2003	2004	2005	2006
	In US$

Summary of Balance Sheet Data:
Cash and cash equivalents	$9,419	$7,400	$5,854	$10,136	$8,200	$7,219
Working capital	11,292	7,739	7,353	12,232	12,137	13,085
Total Assets	16,161	12,488	12,130	19,742	20,360	21,051
Long Term debt	-	-	-	-	-	-
Total liabilities	4,140	4,286	4,490	5,047	6,142	6,241
Shareholders' equity	12,020	8,202	7,639	14,695	14,218	14,810

2

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

A.	Operating Results

        The following discussion of our consolidated financial condition and consolidated results of operations should be read together with our consolidated financial statements and notes to our consolidated financial statements contained in this report and in our annual reports previously filed with the Securities and Exchange Commission on Form 20-F, as well as the discussion of our financial condition and results of operations under the heading “Operating and Financial Review and Prospects” contained in such annual reports. This discussion contains certain forward-looking statements that involve risks, uncertainties and assumptions. As a result of many factors, including those set forth under “Risk factors” in our annual report on Form 20-F for the year ended December 31, 2005, our actual results may differ materially from those anticipated in these forward-looking statements.

        The following table sets forth certain items from our results of operations as a percentage of total revenues for the periods indicated:

	Year Ended December 31,					Six months ended June 30,
	2001	2002	2003	2004	2005	2006
	In thousands except for weighted average number of shares data

Statement of Operations Data:

Revenues	100%	100%	100%	100%	100%	100%
Cost of revenues	26%	39%	28%	31%	40%	38%
Gross profit	74%	61%	72%	69%	60%	62%
Research and development, net	18%	17%	10%	8%	8%	9%
Selling, administrative
and general	82%	96%	70%	64%	54%	50%
Financial expense (income), net	(2)%	(2)%	(1)%	(2)%	1%	(2)%
Other (income) expense	0%	0%	0%	0%	0%	0%
Tax on income	0%	0%	0%	0%	0%	0%
Net profit (loss)	(23)%	(49)%	(7)%	(2)%	(3)%	5%

        We derive revenue from the sale of products and solutions and also from service and maintenance agreements.

        Our sales to end-users, resellers, value-added resellers, distributors and system integrators are made on credit terms and we do not hold collateral to secure payment. The terms of the agreements with these customers do not provide them with the right to return the purchased products or solutions. Payment with respect to such sales is generally due within a specified period following receipt of an invoice. The period varies, but is up to 150 days for end-users and up to 90 days for resellers, distributors and system integrators. We are not party to any extended payment arrangements.

        A default in payment by one or more of our resellers, value-added resellers, distributors and system integrators could adversely affect our business, results of operations, and financial condition. We cannot assure you that uncollectible receivables will not exceed our reserves. Any significant increase in uncollected accounts receivable beyond reserves could have a material adverse effect on our business, results of operation, and financial condition.

        As a result of our strategy of pursuing strategic alliances with value-added resellers, distributors and system integrators, a substantial portion of our revenues is derived from such alliances. During the years ended December 31, 2003, 2004, 2005, and the period of six months ended June 30, 2006 revenues deriving from value-added resellers, distributors and system integrators accounted for approximately 51%, 28%, 46% and 51%, respectively, of our revenues. The decline during 2004 was mainly because of our direct sales to a major customer in Europe.

        Historically, we have recognized a majority of our revenues from product sales. During the years ended December 31, 2003, 2004, 2005, and the period of six months ended June 30, 2006, product revenues accounted for approximately 75%, 62%, 59% and 62%, respectively, of revenues, while service revenues accounted for approximately 25%, 38, 41% and 38% respectively, of revenues. During 2004, we stopped marketing our AFPSPro™ product, except for Japan. In 2005, sales of eFLOW™ accounted for 95% of our product sales and for approximately 60% of our revenue.

        Seasonality

        Our sales cycle for eFLOW™ has ranged from 9 to 12 months. These sales cycles vary by customer and could extend for longer periods depending on the time required by the customer to evaluate the utility of the applicable product to its operations. Our operating results could vary between periods as a result of this fluctuation in the length of our sales cycles, the purchasing patterns of potential customers, the timing of introduction of new products and product enhancements introduced by us and our competitors, technological factors, variations in sales by distribution channels, competitive pricing and generally non-recurring product sales. Consequently, our product revenues may vary significantly by quarter.

        Geographical Considerations

        The following table summarizes total revenues by geographic market for each of the last three completed fiscal years and the period of six months ended June 30, 2006:

Total Revenues
by Region

(U.S. dollars in
thousands)

	Year Ended December 31,						Six months ended June 30,
	2003		2004		2005		2006
	$	%	$	%	$	%	$	%

Europe	5,729	69%	7,966	71%	9,000	54%	5,334	56%

North America	392	5%	1,254	11%	1,602	10%	975	10%
Far East (excluding Japan)	1,455	17%	924	8%	2,395	14%	1,141	12%
Africa	144	2%	180	2%	565	3%	284	3%
Japan	51	1%	670	6%	2,895	17%	1,681	18%
Israel	31	0%	184	2%	138	1%	7	0%

South America	516	6%	-	0%	225	1%	52	1%

Middle East
(excluding
Israel)	1	0%	-	0%	-	0%	0	0%

Total	8,319	100%	11,178	100%	16,820	100%	9,474	100%

        As a result of the fluctuation in product sales in various geographic regions, we are subject to the risks associated with international sales, including economic and political instability, shipping delays, customs duties, export quotas and other trade restrictions, any of which could have a significant impact on our ability to deliver products on a competitive and timely basis and exacerbate the risks inherent in our business. While we have not encountered significant difficulties in connection with the sales of our products in international markets, the future imposition of, or significant increases in, the level of custom duties, export quotas or other trade restrictions could have an adverse effect on us.

        Critical Accounting Policies and Estimates

        Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. We believe that several accounting policies applied in the preparation of our consolidated financial statements may be considered critical because they are most important to the portrayal of our financial condition and results, and they require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We periodically evaluate our estimates, including those relating to the allowance for doubtful accounts, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under present circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies require our more significant judgments and estimates used in the preparation of our consolidated financial statements.

        Revenue Recognition

        We derive revenue from primarily two sources: sales of software licenses and provision of services. Service revenues include contracts for software maintenance and technical support, consulting and training.

        We apply the provisions of Statement of Position (“SOP”) 97-2, “Software Revenue Recognition” (as amended by SOP 98-4 and SOP 98-9) and related interpretations to all revenue transactions.

        We allocate revenue from software arrangements involving multiple elements to each element based on the relative fair values of the elements. The determination of fair value of each element in multiple element arrangements is based on the price charged when a similar element is sold separately and creates vendor specific objective evidence (“VSOE”). Revenues are recognized under the “residual method” when VSOE of fair value exists for all undelivered elements and VSOE of fair value does not exist for all of the delivered elements, and when all SOP No. 97-2 criteria for revenue recognition are met.

        A typical solution includes software licenses, maintenance, and technical support. Some customer arrangements include training and consulting. Maintenance includes unspecified updates on an if-and-when-available basis, and support includes telephone support, and bug fixes or patches. Training consists of courses taught by our instructors at our facility or at the customer’s site. Consulting consists primarily of product installation and limited tailoring of the product to the customer’s needs.

        We have analyzed all of the elements included in our multiple-element arrangements and determined that we have vendor-specific objective evidence of fair value to allocate revenue to the different services. Accordingly, assuming all other revenue recognition criteria are met, revenues from licenses are recognized upon delivery of the software license in accordance with SOP 97-2, as amended. Revenues from maintenance and support services are recognized ratably over the term of the agreement. Revenue for consulting and training is recognized as the services are performed.

        Our criteria for revenue recognition are as follows:

    1.        Persuasive Evidence of an Arrangement Exists. It is our customary practice to have a written contract, which is signed by both the customer and us, or to have a purchase order from our customers, prior to recognizing revenue from an arrangement.

    2.        Delivery Has Occurred. Our software is physically or electronically delivered to the customer. If undelivered products or services exist that are essential to the functionality of the delivered product in an arrangement, delivery is not considered to have occurred.

    3.        The Vendor’s Fee is Fixed or Determinable. The fee our customers are to pay for the products or services is negotiated prior to the inception of the arrangement. Therefore, the fees are considered to be fixed or determinable at the inception of the arrangement.

    4.        Collection is Probable. Probability of collection for our customer’s debts is assessed by management on a customer-by-customer basis. This assessment is based, among other factors, on actual payment by the customer in previous transactions, general reputation of the customer in the market, and the history of relations between us and the customer.

        License revenues from reseller arrangements are recognized upon delivery unless payment is dependent on third-party collection by the reseller. During the years ended December 31, 2003, 2004 , 2005 and the six month ended June 30, 2006, we had no arrangements in which payment terms were dependent on third-party collection by the reseller.

        When services are considered essential, revenue under the arrangement is recognized using contract accounting according to SOP 81-1. When consulting services are not considered essential, the revenue allocable to the consulting services is recognized as the services are performed or when acceptance is received, if required by the agreement.

        If services are considered essential to the functionality of the software licenses that require significant customization, integration and installation, revenues are recognized on the percentage of completion basis provided that the revenues are fixed or can be reasonably estimated, collection is probable, costs related to performing the work are determinable or can be reasonably determined, there is no substantial uncertainty regarding the ability of the Company to complete the contract and to meet the contractual terms and the percentage of completion can be reasonably estimated. The percentage of completion is determined based on the ratio of actual cost to total estimated cost. Any changes in those estimates could affect our results of operations. As for contracts in which a loss is anticipated, a provision is recorded for the full amount of the expected loss.

        If all the criteria for recognition of revenue from performance contracts are not met, then revenue is recognized up to the amount of costs incurred whose collection is probable (“zero profit margin” presentation).

        Trade Receivables and allowance for doubtful accounts.

        Trade receivables are recorded at cost, less the related allowance for doubtful trade receivables. Management considers current information and events regarding the customer’s ability to repay its obligations and determines accounts receivable to be impaired when it is probable that we will be unable to collect those amounts.

        The balance sheet allowance for doubtful debts for all the periods through June 30, 2006 is determined as a specific amount for those accounts the collection of which is uncertain. We regularly review the allowance by considering factors such as historical experience, credit quality, age of the accounts receivable balances, and current economic conditions that may affect a customer’s ability to pay. If a major customer’s creditworthiness deteriorates, or if actual defaults are higher than our historical experience, or if other circumstances arise, our estimates of the recoverability of amounts due to us could be overstated, and additional allowances could be required, which could have an adverse impact on our results of operations.

        Goodwill and other intangible assets

        Under Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized. SFAS No. 142 requires goodwill to be tested for impairment on adoption and at least annually thereafter or between annual tests in certain circumstances, and written down when impaired, rather than being amortized as previous accounting standards required. Goodwill attributable to each of the reporting units is tested for impairment by comparing the fair value of each reporting unit with its carrying value. Fair value is determined using discounted cash flows, market multiples and market capitalization. Significant estimates used in the methodologies include estimates of future cash flows, future short-term and long-term growth rates, weighted average cost of capital and estimates of market multiples for each of the reportable units.

        Research and Development Costs

        Research and development costs, net of participations and grants received, are charged to our statement of operations as incurred.

        Loss Contingencies

        We are subject to the possibility of various loss contingencies arising in the ordinary course of business. We consider the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as our ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated. We regularly evaluate current information available to us to determine whether such accruals should be adjusted and whether new accruals are required.

        “Share-Based Payment”

        Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standard (SFAS) No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), which requires the Company to measure all employee stock-based compensation awards using a fair value method and record the related expense in the financial statements. We used the Black-Scholes option pricing model. We elected to use the modified prospective method of adoption which requires that compensation expense be recorded in the financial statements over the expected requisite service period for any new options granted after the adoption of SFAS 123(R) as well as for existing awards for which the requisite service has not been rendered as of the date of adoption and requires that prior periods not be restated. The impact on our results of operations was immaterial.

Results of Operations (all numbers herein are U.S. dollars in thousands)

        The following discussion and analysis should be read in conjunction with the section herein entitled “Selected Financial Data” and the consolidated financial statements, related notes and other financial information included herein.

        Six Months ended June 30th 2006 Compared to Six Months ended June 30th 2005

        Revenues. Total revenues for the six months ended June 30, 2006 amounted to $9,474 compared to $8,000 for the corresponding period in 2005, an increase of 22%. Product sales increased by $1,404 or 31%, from $4,471 in the six months ended June 30, 2005 to $5,875 in the six months ended June 30, 2006, mainly because of a large sale to a customer in the UK. Service revenues increased by $70, or approximately 2%, from $3,529 in the six months ended June 30, 2005 to $3,599 in the six months ended June 30, 2006. In the first half of 2006, we engaged in several sales in which our solution was sold to systems integrators, and therefore, service revenues did not increase in the same scale as our product sales.

        Cost of Revenues. Cost of revenues increased by $308, or 9%, from $3,287 in the six months ended June 30, 2005 to $3,595 in the six months ended June 30, 2006. The increase is a result of recruiting of more workforce mainly towards the end of the second quarter of 2006.

        Research and Development. Research and development expenses in the six months ended June 30, 2006 amounted to $884 compared to $644 for the six months ended June 30, 2005. In 2006, we focused our research and developments efforts on increasing the learning capabilities of our product, insertion of automatic QA tools and developing our future version.

        Selling, General and Administrative Expenses. Selling, general and administrative expenses in the six months ended June 30, 2006 amounted to $4,747 compared to $4,620 for the six months ended June 30, 2005, an increase of $127 or 3%. In first half of 2005, we held our annual customers conference for which we incurred expenses in the amount of $211, whereas in 2006 the conference will take place in November. This decrease was offset by an increase in the size of our sales team in 2006, mainly in the UK. Also, we initiated in 2006 recording expenses with respect to our options grants in accordance with the guidelines set forth in issued SFAS No. 123(R), “Share-Base Payment” (“SFAS 123(R)”) issued by the Financial Accounting Standards Board (“FASB”). Its impact on our results of operations is disclosed in Note 5 to the financial statements.

        Liquidated Damages Related to September 2004 Private Placement. In the six months ended June 30, 2005, we incurred liquidated damages in the amount of $164 as part of our registration commitment to investors in the September 2004 private placement. No such amounts were incurred in the corresponding period of 2006.

        Financing Income, net. Financing income for the six months ended June 30, 2006 amounted to $227, compared to financing expense of $141 for the six months ended June 30, 2005. The move to financing income was primarily due to an increase of exchange gain in 2006, which is a product of the strengthening of the Euro and British Pound against the U.S. Dollar.

        Net Income (Loss). As a result of the foregoing, our net income for the six months ended June 30, 2006 was $467, compared to a net loss of $692 in the six months ended June 30, 2005.

        Liquidity and Capital Resources

        As of June 30, 2006, our cash, cash equivalents, bank deposits and marketable securities were $9,526, compared to $10,005 as of December 31, 2005.

        Net cash used in operating activities for the six months ended June 30, 2006 was $156 as compared to $421 for the year ended December 31, 2005. This decrease was attributable primarily to the increase in our sales and the improvement in our collection efforts. Our trade receivables increased by $968. This increase reflects our higher sales in the second quarter of 2006 compared to the fourth quarter of 2005. Trade and other payables and accrued expenses increased by $221 due to an increase in our operations and provisions with regard to software components which were sold in the second quarter.

        For the six months ended June 30, 2006, the aggregate amount of our capital expenditures was $114. These expenditures were principally for the purchases of computer hardware and software and facilities improvements.

        We currently have a short-term line of credit with First International Bank of Israel. The total amount available under this line of credit is the lesser of $2,300 and 75% of certain eligible trade receivables. As of December 31, 2005, we had approximately $2,179 outstanding after extension of additional credit from the bank. The revolving line of credit in NIS bears interest at a rate of prime + 1% (as of December 31, 2005, the prime rate was 7%). The line of credit in US dollars bears interest at a rate of Libor + 2% (as of December 31, 2005, the Libor rate was 4.375%). Any indebtedness under this credit line is payable on demand and secured by a floating charge on our assets. Our ability to issue securities is restricted. In the event that we default under the line of credit, the bank could declare our indebtedness immediately due and payable and, if we are unable to make the required payments, foreclose on our assets. Moreover, to the extent that our assets continue to secure such indebtedness, such assets will not be available to secure additional indebtedness unless approved by the Bank.

        Our line of credit decreased by $191 in the six months ended June 30, 2006 to $1,988.

        Trends

        We expect that semi-structured technology will become a central part of the document management market. We are addressing this trend by strengthening and further developing our semi-structured technology.

        We anticipate that growth will continue in the data capture market. We expect that new recognition and classification technologies combined with more vertical market integration will expend the main markets. However, we believe that there will be a move toward integrated software solutions, such as Freedom, our eFLOW plug-in for semi-structured content, instead of individual data capture products and semi-structured technology. We also anticipate that the need for applications will increase substantially. We expect outsourcing with respect to documents solutions to increase due to its cost efficiency and improved quality and for the data capture industry to continue to move toward consolidation. We are addressing these trends by solidifying our relationships with our existing partners and seeking to become the preferred data capture solution provider for many large integrated system providers.